Date of Filing:  December 11, 2000                      File No. __________

                      Securities and Exchange Commission
                               Washington, D.C.

                                   FORM U5A

                         NOTIFICATION OF REGISTRATION
                        Filed under Section 5(a) of the
                            Public Utility Holding
                              Company Act of 1935

                     -------------------------------------

     The undersigned holding companies hereby notify the Securities and Exchange Commission that they register under and pursuant to the provisions of Section 5(a) of the Public Utility Holding Company Act of 1935 and furnish the following information as to the registrants and subsidiary companies thereof:

     1.  Exact name of registrants:

     (a)  Powergen plc
     (b)  Powergen US Holdings Limited
     (c)  Powergen US Investments Limited
     (d)  Ergon US Investments Limited
     (e)  Powergen Luxembourg sarl
     (f)  Powergen Luxembourg Holdings sarl
     (g)  Powergen Luxembourg Investments sarl
     (h)  Powergen USA
     (i)  Powergen US Investments Corp.

     2.  Address of principal executive offices:  53 New Broad Street
                                                  London EC2M 1SL
                                                  United Kingdom

     3. Name and address of officer to whom notices and communications should be addressed:

          Mr. David Jackson
          Company Secretary and General Counsel
          Powergen plc
          53 New Broad Street
          London EC2M 1SL
          United Kingdom

     4. Required information regarding the registrant and each subsidiary company thereof (indented to reflect parent-subsidiary relationships):

PART A

                     Name of Company                             Organization    State/ Country      Type of Business
                     ---------------                             ------------  ------------------  ----------------------
Powergen plc                                                     Corporation   England and Wales   Holding Company
 Powergen Capital Co.                                            Corporation   England and Wales   Finance Company
 Powergen US Holdings Limited                                    Corporation   England and Wales   Holding Company
  Powergen US Funding LLC                                        LLC           Delaware            Finance Company
  Ergon US Investments Limited                                   Corporation   England and Wales   Holding Company
   Powergen Luxembourg Securities sarl                           Corporation   Luxembourg          Finance Company
  Powergen US Investments Limited                                Corporation   England and Wales   Holding Company
   Powergen Luxembourg sarl                                      Corporation   Luxembourg          Holding Company
    Powergen Luxembourg Holdings sarl                            Corporation   Luxembourg          Holding Company
     Powergen Luxembourg Investments sarl                        Corporation   Luxembourg          Holding Company
      Powergen US Partnership                                    Partnership   Delaware            Holding Company
       Powergen US Investments Corp.                             Corporation   Delaware            Holding Company
        LG&E Energy Corp. (see Part B)                           Corporation   Kentucky            Holding Company (Exempt)

 Powergen Share Scheme Trustees Limited                          Corporation   England and Wales   Qualifying Employee Trust Company
 Powergen (Kentucky) Ltd                                         Corporation   England and Wales   Representative office in UK
                                                                                                   for Powergen
 Powergen Group Holdings                                         Corporation   England and Wales   Future Holding Company for UK
                                                                                                   Businesses
  Powergen Group Investments Ltd                                 Corporation   England and Wales   Finance Company
  Powergen UK plc                                                Corporation   England and Wales   Electric Generation; Holding
                                                                                                   Company and Finance Company
   Ergon Insurance Ltd                                           Corporation   Isle of Man         Captive Insurance Company
   Powergen CHP Ltd                                              Corporation   England and Wales   Developer and Operator of
                                                                                                   Cogeneration Plant in UK
    Powergen Cogeneration Ltd                                    Corporation   England and Wales   Operator of Cogeneration Plant
                                                                                                   in UK
    Biogeneration Ltd                                            Corporation   England and Wales   Operator of Biomass Plant in UK
   Powergen Energy Trading Ltd                                   Corporation   England and Wales   Energy Trading in Europe
   Powergen Finance Ltd                                          Corporation   England and Wales   Finance Company

                     Name of Company                             Organization    State/ Country      Type of Business
                     ---------------                             ------------  ------------------  ----------------------
   Ergon Finance Ltd                                             Corporation   England and Wales   Finance Company
   Powergen Share Trustees Ltd                                   Corporation   England and Wales   Share Scheme Trustee
   Ergon Pensions Trustee Ltd                                    Corporation   England and Wales   Pension Scheme Trustee
   Powergen Projects Consultancy Ltd (with Malaysia Branch)      Corporation   England and Wales   Project Management
   Hams Hall Management Co. Ltd                                  Corporation   England and Wales   Real Estate Management
   Garnedd Power Co. Ltd                                         Corporation   England and Wales   Owner of Hydro-Electric Plant
                                                                                                   in Wales
   Ergon Nominees Ltd                                            Corporation   England and Wales   Investment Holding Company
    Kinesis Resource Management Ltd                              Corporation   England and Wales   Inactive
    Electricity Ltd                                              Corporation   England and Wales   Inactive
   Powergen Energy Solutions Ltd                                 Corporation   England and Wales   Energy Management Company
    Delcomm Ltd                                                  Corporation   England and Wales   Inactive
   LLPCo Holdings Ltd                                            Corporation   Australia           Indirect Owner of Power Plant
   LLPCo Pty Ltd                                                 Corporation   Australia           Manager of Investment in Power
                                                                                                   Plant
   Yallourn Investments, A Limited Partnership                   Partnership   Australia           Owner of Power Plant
    Meerco Pty Ltd                                               Corporation   Australia           Indirect Owner of Power Plant
   DR Group Holdings                                             Corporation   England and Wales   Indirect Owner of Power Plant
    DR Corby Ltd                                                 Corporation   England and Wales   Indirect Owner of Power Plant
     East Midlands Electricity                                   Corporation   England and Wales   Indirect Owner of Power Plant
     Generation 90-y) Limited
      Corby Power Ltd                                            Corporation   England and Wales   Operator of Power Plant
   Powergen Investments Ltd                                      Corporation   England and Wales   Indirect Investment in Windfarms
    Powergen Renewables Holdings Ltd                             Corporation   England and Wales   Operates Windfarms; Indirect
                                                                                                   Owner of Windfarms
     Powergen Renewables Ltd                                     Corporation   England and Wales   Owner of Windfarms
      Yorkshire Windpower Ltd                                    Corporation   England and Wales   Operates Windfarms
      TPG Wind Ltd                                               Corporation   England and Wales   Operates Windfarms
      Windy Mills Ltd                                            Corporation   Northern Ireland    Inactive
     Powergen Renewables Developments Ltd                        Corporation   England and Wales   Developer of Windfarms
      Blyth Offshore Wind Ltd                                    Corporation   England and Wales   Developer of Windfarms



Name of Company                                                Organization  State/Country       Type of Business
---------------                                                ------------  -------------       ----------------
     Fusers Ltd                                                Corporation   Ireland             Developer of Windfarms in Ireland

      Tursillagh Windfarm Ltd                                  Corporation   Ireland             Developer of Windfarms in Ireland

   Powergen (East Midlands) Loan Notes                         Corporation   England and Wales   Finance Company for Powergen
                                                                                                 Energy plc

   Powergen (East Midlands) Investments                        Corporation   England and Wales   Investment Holding and Finance
                                                                                                 Company for Powergen Energy plc

    Powergen Energy plc                                        Corporation   England and Wales   Electric Distribution

     Powergen Retail Gas Ltd                                   Corporation   England and Wales   Gas Retail in UK

      EME Industrial Shipping Ltd                              Corporation   England and Wales   Gas Shipping in UK

     Coppice Insurance Co Ltd, Guernsey                        Corporation   Germany             Inactive

     Charnwood Insurance Co. Ltd, Guernsey                     Corporation   Germany             Inactive

     East Midlands Electricity Gen (Non Fossil) Ltd            Corporation   England and Wales   Holding Company and Partner in
                                                                                                 Waste Combustion

      Biogas Generation Ltd                                    Corporation   England and Wales   Waste Combustion

     East Midlands Electricity Gen (IPG) Ltd                   Corporation   England and Wales   Inactive

    East Midlands Electricity Distribution Ltd                 Corporation   England and Wales   Staff Share Scheme Trustee

   Cottam Development Centre Ltd                               Corporation   England and Wales   Turbine Testing/Operation in UK

   Gen Net. Com Ltd                                            Corporation   England and Wales   Internet services provider

   Powergen Systems & Services                                 Corporation   England and Wales   Information Technology Services
                                                                                                 Company

   Powergen Gas Ltd                                            Corporation   England and Wales   Gas Pipeline Transportation and
                                                                                                 Operations in UK

   Kinesis Resource Limited                                    Corporation   England and Wales   Indirect Owner of Power Plant

   Telcentric Solutions Ltd                                    Corporation   England and Wales   Internet sales services

  Powergen International Holdings  Ltd                         Corporation   England and Wales   Future Holding Company for
                                                                                                 International Businesses

   Powergen International Limited                              Corporation   England and Wales   Investment Holding and Finance
                                                                                                 Company

    Powergen Overseas Holdings Limited                         Corporation   England and Wales   Indirect Owner of Power Plant

     Ergon Generation (Malaysia) Sdn Bhd                       Corporation   England and Wales   Inactive

    Ergon Energy Ltd                                           Corporation   England and Wales   Indirect Owner of Power Plant

     PT Jawa Power                                             Corporation   Indonesia           Owner of Power Plant

    North Queensland Power Ltd                                 Corporation   England and Wales   Inactive


Name of Company                                                Organization  State/Country       Type of Business
---------------                                                ------------  -------------       ----------------
    Powergen Serang Ltd                                        Corporation   England and Wales   Inactive

    Inputrapid Ltd                                             Corporation   England and Wales   Holding and Finance Company for
                                                                                                 Powergen Holdings B.V.

    Visioncash                                                 Corporation   England and Wales   Finance Company

    Ergon Overseas Holdings Ltd                                Corporation   England and Wales   Indirect Owner of Generation
                                                                                                 Facility

     Powergen Holdings BV                                      Corporation   Netherlands         Investment Holding and Finance
                                                                                                 Company

      Powergen Australia Holdings BV                           Corporation   Netherlands         Indirect Owner of Generation
                                                                                                 Facility

       Powergen Australia BV                                   Corporation   Netherlands         Indirect Owner of Generation
                                                                                                 Facility

        Powergen Aus Pty Ltd                                   Corporation   Australia           Indirect Owner of Generation
                                                                                                 Facility

        Auspower Pty Ltd                                       Corporation   Australia           Indirect Owner of Generation
                                                                                                 Facility

        Mezzco Pty Ltd                                         Corporation   Australia           Indirect Owner of Generation
                                                                                                 Facility

        Yallourn Energy Pty Ltd                                Corporation   Australia           Owner of Generation Facility


      BLCP Power Limited                                       Corporation   Thailand            Developer of Generation Facility

      PT Powergen Jawa Timur                                   Corporation   Indonesia           Operator of Generation Facility

      PT Power Jawa Barat                                      Corporation   Indonesia           Developer of Power Project

      Portugen Energia S.A.                                    Corporation   Portugal            Operator of Generation Facilities

      Powergen Energia RT                                      Corporation   Hungary             Operator of Generation Facilities

      Csepel Aramtermeto                                       Corporation   Hungary             Owner of Generation Facilities

      Csepel Holdings BV                                       Corporation   Netherlands         Inactive

      Csepel Eromu RT                                          Corporation   Hungary             Owner of Generation Facilities

      Turbogas Produtrora Energetica S.A.                      Corporation   Portugal            Owner of Generation Facilities

      Powergen India Ltd                                       Corporation   India               Direct and Indirect Owner of
                                                                                                 Generation Facilities

       Gujarat Powergen Energy Corporation                     Corporation   India               Owner of Generation Facility

       Bina Power Supply Company Limited                       Corporation   India               Developer of Generation Facility


Name of Company                                                Organization  State/Country       Type of Business
---------------                                                ------------  -------------       ----------------
      Saalie Energie GmbH                                      Corporation   Germany             Indirect Owner of Generation
                                                                                                 Facility

       Saalie Energie Services GmbH                            Corporation   Germany             Provides Management, Maintenance
                                                                                                 and Consulting Services to MIBRAG
                                                                                                 GmbH

       Kraftwerk Schkopau GbR                                  Corporation   Germany             Owner of Generation Facility

       Kraftwerk Schkopau B'Gessellschaft GmbH                 Corporation   Germany             Operator of Generation Facility

      Powergen (Malaysia) Sdn Bhd                              Corporation   Malaysia            Regional Headquarters

      Powergen Nederland BV                                    Corporation   Netherlands         Finance Company to MIBRAG BV

       MIBRAG BV                                               Corporation   Netherlands         Finance Company to MIBRAG GmbH

        MIBRAG GmbH                                            Corporation   Germany             Owner of MIBRAG Mine

        MIBRAG IB GmbH                                         Corporation   Germany             Finance Company for MIBRAG GmbH

        MIBRAG IV GmbH                                         Corporation   Germany             Finance Company for MIBRAG GmbH

        MIBRAG IVB GmbH                                        Corporation   Germany             Finance Company for MIBRAG GmbH

      Powergen Brasil Limitada                                 Corporation   Brazil              Inactive

  Diamond Power Generation Limited*                            Corporation   England and Wales   Operator of power station

  Emerald Power Generation Limited*                            Corporation   England and Wales   Operator of power station

  Jade Power Generation Limited*                               Corporation   England and Wales   Operator of power station

  Ergon Overseas Holdings Ltd*                                 Corporation   England and Wales   Indirect owner of power plants

  Central England Networks Ltd*                                Corporation   England and Wales   Inactive

  Drakman O&M Ltd*                                             Corporation   England and Wales   Inactive

  Ergon Power Ltd*                                             Corporation   England and Wales   Inactive

  Ergon Properties Ltd*                                        Corporation   England and Wales   Inactive

  First Energy (UK) Ltd*                                       Corporation   England and Wales   Inactive

  Kinetica Ltd*                                                Corporation   England and Wales   Inactive

  Lincoln Green Energy Ltd*                                    Corporation   England and Wales   Inactive

  PowerGas Ltd*                                                Corporation   England and Wales   Inactive

  Powergen Leasing Ltd*                                        Corporation   England and Wales   Inactive


Name of Company                                                        Organization  State/Country       Type of Business
---------------                                                        ------------  -------------       ----------------
  Power Technology Ltd*                                                Corporation   England and Wales   Inactive

  The Power Generation Company Ltd*                                    Corporation   England and Wales   Inactive

  Wavedriver*                                                          Corporation   England and Wales   Inactive

  Derek B Haigh Ltd*                                                   Corporation   England and Wales   Inactive

  East Midlands Electricity Distribution Ltd*                          Corporation   England and Wales   Inactive

  East Midlands Electricity Generation (Rugby) Ltd*                    Corporation   England and Wales   Inactive

  East Midlands Pipelines Ltd*                                         Corporation   England and Wales   Inactive

  East Midlands Electricity Trustees (ESOP) Limited - JERSEY*          Corporation   Jersey              Inactive

  East Midlands Electricity Supply Ltd*                                Corporation   England and Wales   Inactive

  East Midlands Telecommunications Ltd*                                Corporation   England and Wales   Inactive

  EMCO Ltd*                                                            Corporation   England and Wales   Inactive

  EME Employment Co. Ltd*                                              Corporation   England and Wales   Inactive

  EME Employment Co. (No. 2) Ltd*                                      Corporation   England and Wales   Inactive

  Furse Earthing and Lightning Protections Systems Ltd*                Corporation   England and Wales   Inactive

  Furse Specialist Contracting Ltd*                                    Corporation   England and Wales   Inactive

  Homepower Retail (EME) Ltd*                                          Corporation   England and Wales   Inactive

  J Smith (Southern) Ltd*                                              Corporation   England and Wales   Inactive

  M MacDonald & Co. Ltd*                                               Corporation   England and Wales   Inactive

  Padfield and Howes Ltd*                                              Corporation   England and Wales   Inactive

  Powergen Secretaries Ltd*                                            Corporation   England and Wales   Inactive

  Powergen Directors Ltd*                                              Corporation   England and Wales   Inactive

  Ransome Properties Ltd*                                              Corporation   England and Wales   Inactive

  SGB (Steeplejacks) Ltd*                                              Corporation   England and Wales   Inactive

  Statco Two Ltd*                                                      Corporation   England and Wales   Inactive

  Statco Three Ltd*                                                    Corporation   England and Wales   Inactive

  Statco Four Ltd*                                                     Corporation   England and Wales   Inactive

  Statco Five Ltd*                                                     Corporation   England and Wales   Inactive

  Statco Six Ltd*                                                      Corporation   England and Wales   Inactive

  Statco Seven Ltd*                                                    Corporation   England and Wales   Inactive


Name of Company                                                        Organization  State/Country       Type of Business
---------------                                                        ------------  -------------       ----------------
  The Peerless Engineering Co. Ltd*                                    Corporation   England and Wales   Inactive

  The Stanton (Steeplejack) Co. Ltd*                                   Corporation   England and Wales   Inactive

  Powerconsult*                                                        Corporation   England and Wales   Inactive

  Powercoal*                                                           Corporation   England and Wales   Inactive

  Powergen Australia Investments Ltd*                                  Corporation   England and Wales   Inactive


*  Direct or indirect subsidiaries of Powergen UK plc

PART B


Name of Company                                                        Organization  State/Country       Type of Business
---------------                                                        ------------  -------------       ----------------
 LG&E Energy Corp.                                                     Corporation   Kentucky            Holding Company (exempt)

  LG&E Energy Marketing Inc.                                           Corporation   Oklahoma            Power Marketing

  LG&E Energy Foundation Inc.                                          Corporation   Kentucky            Charitable Foundation

  LG&E Energy Services Inc.                                            Corporation   Kentucky            Service Company

  LG&E Energy Settlements Inc.                                         Corporation   Kentucky            Inactive

  Kentucky Utilities Company                                           Corporation   Kentucky/           Public Utility
                                                                                     Virginia

   Lexington Utilities Company                                         Corporation   Kentucky            Inactive

   KU Receivables LLC                                                  LLC/1/        Delaware            Receivables Finance Company

   Electric Energy Inc.                                                Corporation   Kentucky/           Electric Utility
                                                                                     Illinois

  Louisville Gas and Electric Company                                  Corporation   Kentucky            Public Utility

   LG&E Receivables LLC                                                LLC           Delaware            Receivables Finance Company

  LG&E Capital Corp.                                                   Corporation   Kentucky            Non-Utility Holding Company

   LG&E Credit Corp.                                                   Corporation   Kentucky            Consumer Lending Services

   LNGCL Inc.                                                          Corporation   Delaware            Inactive

   LNGCG Inc.                                                          Corporation   Delaware            Inactive

   LG&E Home Services Inc.                                             Corporation   Kentucky            Appliance Repair and
                                                                                                         Warranty

   LG&E Enertech Inc.                                                  Corporation   Kentucky            Engineering, Energy
                                                                                                         Management and
                                                                                                         Consulting Services

   FSF Minerals Inc.                                                   Corporation   Kentucky            Owner of Coal Reserves

   LG&E Energy Privatization Services Inc.                             Corporation   Kentucky            Bidder on Government
                                                                                                         Privatization Project

   CRC-Evans International Inc.                                        Corporation   Delaware            Investment Holding Company

    CRC-Evans Pipeline International, Inc.                             Corporation   Delaware            Equipment and Services
                                                                                                         for Pipeline Construction

     CRC-Evans B.V.                                                    Corporation   Netherlands         International Sales Office

     CRC-Evans Canada LTD                                              Corporation   Alberta, Canada     Company for Canadian
                                                                                                         Operations

     PIH Holdings LTD                                                  Corporation   United Kingdom      Holding Company for
                                                                                                         Operations in Europe and
                                                                                                         Middle East

-------------------------------
/1/ LLC means limited liability company.


Name of Company                                                        Organization  State/Country       Type of Business
---------------                                                        ------------  -------------       ----------------
     Pipeline Induction Heat Ltd                                       Corporation   United Kingdom      Services for Pipelines

    CRC-Key, Inc.                                                      Corporation   Oklahoma            Manufacturing for Pipeline
                                                                                                         Construction

   WKE Corp.                                                           Corporation   Kentucky            Investment Holding Company

    WKE Station Two Inc.                                               Corporation   Kentucky            Operator of Generation
                                                                                                         Facilities

    Western Kentucky Energy Corp.                                      Corporation   Kentucky            Leases Generation
                                                                                                         Facilities

    WKE Facilities Corp.                                               Corporation   Kentucky            Inactive

    LLC LLC                                                            LLC           Kentucky            Owns Options on Mineral
                                                                                                         Rights

    FCD LLC                                                            LLC           Kentucky            Owns Options and Actual
                                                                                                         Riparian Rights

    Excalibur Development LLC                                          LLC           Kentucky            Inactive

   LG&E International Inc.                                             Corporation   Delaware            Holding Company for
                                                                                                         International Projects

    LG&E Mendoza Services Inc.                                         Corporation   Cayman Islands      Inactive

    LG&E Power Venezuela I Inc.                                        Corporation   Cayman Islands      Inactive

    LG&E Power Spain Inc.                                              Corporation   Delaware            Holding Company for
                                                                                                         Projects in Spain

     K.W. Tarifa S.A.                                                  Corporation   Spain               Generation Facilities

    LG&E Power Argentina I, Inc.                                       Corporation   Delaware            Inactive

    LG&E Power Argentina II, Inc.                                      Corporation   Delaware            Investment in Natural Gas
                                                                                                         Distribution Company

     Distribuidora de Gas del Centro S.A.                              Corporation   Argentina           Natural Gas Distribution

     Inversora de Gas del Centro S.A.                                  Corporation   Argentina           Investment in Natural Gas
                                                                                                         Distribution Company

    LG&E Power Argentina III, LLC                                      LLC           Delaware            Investment in Natural Gas
                                                                                                         Distribution Company

     Distribuidora de Gas Cuyana S.A.                                  Corporation   Argentina           Natural Gas Distribution

     Inversora de Gas Cuyana S.A.                                      Corporation   Argentina           Indirect Owner of Gas
                                                                                                         Distribution

     Invergas S.A.                                                     Corporation   Argentina           Indirect Owner of Gas
                                                                                                         Distribution

     Gas Natural BAN S.A.                                              Corporation   Argentina           Natural Gas Distribution

     Gas Natural S.D.G. Argentina S.A.                                 Corporation   Argentina           Indirect Owner of FUCO

     ServiConfort Argentina S.A.                                       Corporation   Argentina           Energy-related Services
                                                                                                         to Gas Customers

          Name of Company                                       Organization  State/County            Type of Business
          ---------------                                       ------------  ------------     ----------------------------
    LG&E Power Australia I Inc.                                 Corporation   Delaware         Inactive
     LG&E Australia Pty Limited                                 Corporation   Australia        Inactive
    LG&E Centro S.A.                                            Corporation   Argentina        Provides Technical Consultancy
                                                                                               Services
    LG&E Power Spain LLC                                        LLC           Kentucky         Inactive
    LG&E Power Finance Inc.                                     Corporation   Delaware         Special Purpose Financing Subsidiary
   LG&E Power Inc.                                              Corporation   Delaware         Holding Company for Non-Utility
                                                                                               Investments
    LG&E Power Engineers and Constructors Inc.                  Corporation   California       Engineering and Project Management
     LG&E Power Constructors Inc.                               Corporation   California       Inactive
     Ultraclean Incorporated                                    Corporation   California       Inactive
    LG&E Power Services Inc.                                    Corporation   California       Power Facilities Management and
                                                                                               Operations
     Maine Power Services                                       Partnership   California       Inactive
    LG&E Power Operations Inc.                                  Corporation   California       Power Project Ownership, Management &
                                                                                               Development
LG&E/Kelso Power Partners, L.P.                                 Partnership   California       Inactive
     HD/WS Corporation                                          Corporation   California       Inactive
     LG&E-Westmoreland Rensselaer                               Partnership   California       Inactive
     LG&E Power 5 Incorporated                                  Corporation   California       Inactive
     Babcock-Ultrapower West Enfield                            Partnership   California       Inactive
     LG&E Power 6 Incorporated                                  Corporation   California       Inactive
     Babcock-Ultrapower Jonesboro                               Partnership   California       Inactive
     LG&E Power 11 Incorporated                                 Corporation   California       Indirect Owner of Power Generation
                                                                                               Facilities
     LG&E-Westmoreland Southampton                              Partnership   California       Generation Facilities
     LG&E Southampton Incorporated                              Corporation   California       Indirect Owner of Power Generation
                                                                                               Facilities
     LG&E Southampton L.P.                                      Partnership   California       Indirect Owner of Generation
                                                                                               Facilities
     LG&E Power 12 Incorporated                                 Corporation   California       Indirect Owner of Power Generation
                                                                                               Facilities

          Name of Company                                       Organization  State/County            Type of Business
          ---------------                                       ------------  ------------     ----------------------------
     LG&E-Westmoreland Altavista                                Partnership   California       Generation Facilities
    LG&E Altavista Incorporated                                 Corporation   California       Indirect Owner of Power Generation
                                                                                               Facilities
     LG&E Altavista L.P.                                        LP            California       Indirect Owner of Generation
                                                                                               Facilities
    LG&E Power 13 Incorporated                                  Corporation   California       Indirect Owner of Generation
                                                                                               Facilities
     LG&E-Westmoreland Hopewell                                 Partnership   California       Generation Facilities
    LG&E Hopewell Incorporated                                  Corporation   California       Indirect Owner of Generation
                                                                                               Facilities
    LG&E Power 14 Incorporated                                  Corporation   California       Inactive
     LG&E Power 14-Buena Vista                                  Partnership   California       Inactive
    LG&E Power 16 Incorporated                                  Corporation   California       Indirect Owner of Generation
                                                                                               Facilities
    LG&E Power Roanoke Incorporated                             Corporation   California       Indirect Owner of Generation
                                                                                               Facilities
     LG&E Roanoke Valley LP                                     LP            California       Indirect Owner of Generation
                                                                                               Facilities
      Westmoreland-LG&E Partners                                Partnership   Virginia         Generation Facilities

    LG&E 18 Incorporated                                        Corporation   California       Inactive
    LG&E Erie Partner Incorporated                              Corporation   California       Inactive
     Erie Power Partners L.P.                                   Partnership   California       Inactive
    LG&E Power 21 Incorporated                                  Corporation   California       Indirect Owner of Generation
                                                                                               Facilities
    LG&E Power 21 Wind Incorporated                             Corporation   California       Indirect Owner of Generation
                                                                                               Facilities
     LG&E Power 21 L.P.                                         Partnership   California       Indirect Owner of Power Generation
                                                                                               Facilities
      Windpower Partners 1993, L.P.                             Partnership   Delaware         Generation Facilities
    LG&E Power 22 Incorporated                                  Corporation   California       Inactive
    LG&E Power 29 Incorporated                                  Corporation   California       Inactive
    LG&E Power 31 Incorporated                                  Corporation   California       Indirect Owner of Generation
                                                                                               Facilities
     LQ GP, LLC                                                 LLC           Delaware         Indirect Owner of Generation
                                                                                               Facilities

          Name of Company                                       Organization  State/County            Type of Business
          ---------------                                       ------------  ------------     ----------------------------
     LG&E Power 31 Wind Incorporated                            Corporation   California       Indirect Owner of Generation
                                                                                               Facilities
     LG&E Power 31 L.P.                                         Partnership   California       Indirect Owner of Generation
                                                                                               Facilities
     Windpower Partners 1994, L.P.                              Partnership   Delaware         Generation Facilities
     LQC LP, LLC                                                LLC           Delaware         Indirect Owner of Generation
                                                                                               Facilities
    LG&E Power 25 Incorporated                                  Corporation   Delaware         Inactive
    LG&E Power 26 Incorporated                                  Corporation   Delaware         Inactive
    LG&E Power Development Inc.                                 Corporation   California       Development of QFs and EWGs
    American Power Corporation                                  Corporation   California       Investment in LG&E Power Monroe LLC
     LG&E Power Monroe LLC                                      LLC           Delaware         Lease and Operate Combustion Turbines
    LG&E Crown Inc.                                             Corporation   Delaware         Prior Owner of Investment in Gas
                                                                                               Gathering, Processing and Storage
                                                                                               Facilities
    LG&E Minor Facilities Inc.                                  Corporation   Delaware         Prior Owner of Investment in Gas
                                                                                               Gathering, Processing and Storage
                                                                                               Facilities
    Power Tex Parent Inc.                                       Corporation   Delaware         Prior Owner of Investment in Gas
                                                                                               Gathering, Processing and Storage
                                                                                               Facilities
    Llano Gathering Inc.                                        Corporation   New Mexico       Prior Owner of Investment in Gas
                                                                                               Gathering, Processing and Storage
                                                                                               Facilities
    Llano Storage Inc.                                          Corporation   New Mexico       Prior Owner of Investment in Gas
                                                                                               Gathering, Processing and Storage
                                                                                               Facilities
    Ultrasystems Construction Co., Inc.                         Corporation   California       Inactive
    HD Energy Corporation                                       Corporation   Delaware         Inactive
     Ultrafuels Incorporated                                    Corporation   California       Inactive
     Ultrafuels 1 Incorporated                                  Corporation   California       Inactive
     NuHPI, Inc.                                                Corporation   Delaware         Inactive
     Ultrapower Biomass Fuels                                   Corporation   California       Inactive
     Corporation
     Hadson Power Live Oak                                      Corporation   California       Inactive
     Incorporated


    Name of Company                                Organization  State/Country          Type of Business
    ---------------                                ------------  -------------          ----------------
    Hadson Financial Corporation                   Corporation   Delaware         Inactive
    LG&E Power Gregory I, Inc.                     Corporation   New Mexico       Indirect Owner of Power Project
     Gregory Power Partners LP                     Partnership   Texas            Owner and Developer of Power Project
    LG&E Power Gregory II, Inc.                    Corporation   Delaware         Indirect Owner of Power Project
     Gregory Partners LLC                          LLC           Texas            Owner and Developer of Power Project
    LG&E Power Gregory III Inc.                    Corporation   Delaware         Indirect Owner of Power Project
    LG&E Power Gregory IV Inc.                     Corporation   Delaware         Indirect Owner of Power Project
    Ultrasystems Small Power, Incorporated         Corporation   California       Inactive
     Ultrasystems Small Power I, Incorporated      Corporation   California       Inactive
    LG&E Natural Industrial Marketing Co.          Corporation   Colorado         Natural Gas Marketing and Transmission
    Hadson Fuels, Inc.                             Corporation   Oklahoma         Inactive
     Triple T. Services Inc.                       Corporation   Oklahoma         Inactive
    LG&E Natural Canada Inc.                       Corporation   Canada           Inactive
    LG&E Fuels Services Inc.                       Corporation   Delaware         Investment in Alternative Fuels
    LG&E Power Tiger Creek LLC                     LLC           Delaware         Inactive
    Babcock & Wilcox Services Inc.                 Corporation   California       Inactive
   KUCC Paris Corporation                          Corporation   Kentucky         Indirect Owner of Investment in Power Project
    Tenaska III Partners, Ltd                      Partnership   Texas            Indirect Investment in QF
     Tenaska III Texas Partners                    Partnership   Texas            Interest in QF
   KUCC Ferndale Corporation                       Corporation   Kentucky         Indirect Owner of Investment in Power Project
   Tenaska Washington Partners, L.P. (5%)          Partnership   Washington       QF
   KUCC Portland 34 Corporation                    Corporation   Kentucky         Inactive
   Portland 34 LTD Corporation                     Corporation   Kentucky         Inactive
    Portland 34, L.P.                              Partnership   Kentucky         Inactive
   KUCC Development Corporation                    Corporation   Kentucky         Inactive
   KUCC Solutions Corporation                      Corporation   Kentucky         Energy Marketing and Services
   KUCC Grimes Corporation                         Corporation   Delaware         Indirect Owner of Investment in
                                                                                  Development Project (under sale)
    KUCC Grimes GP Corporation                     Corporation   Delaware         Partner in Development Project (under sale)
    KUCC Grimes LP Corporation                     Corporation   Delaware         Partner in Development Project (under sale)


                                   SIGNATURE

   Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the registrants have caused this notification of registration to be duly signed on their behalf in the City of London, United Kingdom on the 11th day of December, 2000.


                              Powergen plc
                              Powergen US Holdings Limited
                              Powergen US Investments Limited
                              Ergon US Investments Limited
                              Powergen Luxembourg sarl
                              Powergen Luxembourg Holdings sarl
                              Powergen Luxembourg Investments sarl
                              Powergen USA
                              Powergen US Investments Corp.
                              (Name of Registrants)



                              By:    /s/ David Jackson
                                     -----------------
                                         David Jackson
                                         Secretary and General Counsel
                                         Powergen plc

 (seal)

 Attest:


 /s/ Christopher J. Salame
 _________________________________________
     Christopher J. Salame
     Manager, Company Secretarial Services

                                  VERIFICATION


   The undersigned being duly sworn and deposes and says that he has duly executed the attached notification of registration dated December 11, 2000 for and on behalf of:

      (a)  Powergen plc
      (b)  Powergen US Holdings Limited
      (c)  Powergen US Investments Limited
      (d)  Ergon US Investments Limited
      (e)  Powergen Luxembourg sarl
      (f)  Powergen Luxembourg Holdings sarl
      (g)  Powergen Luxembourg Investments sarl
      (h)  Powergen USA
      (i)  Powergen US Investments Corp.

 that he is the Secretary and General Counsel of Powergen plc and authorized to sign on behalf of it and the remaining registrants; and that all action by stockholders, directors and other bodies necessary to authorize deponent to execute and file such instrument has been taken. Deponent further says that he is familiar with such instrument and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

                                     /s/ David Jackson
                                     __________________________________________
                                     David Jackson
                                     Secretary and General Counsel Powergen plc

 (OFFICIAL SEAL)

 Subscribed and sworn to before me,
 a Notary Public,
 this 11th day of December, 2000


 /s/ Agnes Corless
 Scrivener Notary
 London, England
 ___________________________

 My commission expires:  with life.